News Release

For Immediate Release:	For More Information
March 4, 2016	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Announces Agreement to Exchange Branches

Southern Pines, N.C. - First Bancorp (NASDAQ – FBNC), the parent company of First Bank, announces today that it has reached an agreement to exchange its seven First Bank branches located in Virginia, where it does business as First Bank of Virginia, to First Community Bank in return for six of that bank’s branches located in North Carolina. Four of the six branches expected to be acquired are in Winston-Salem, with the other two branches being in the Charlotte-metro markets of Mooresville and Huntersville. First Community Bank is a community bank headquartered in Bluefield, Virginia, and is a subsidiary of First Community Bancshares, Inc.

Subject to regulatory approval, the simultaneous exchange of branches is expected to be completed in the third quarter of 2016. In the exchange, it is expected that substantially all deposits and certain loans assigned to these branches will transfer. Currently, First Bank’s branches in Virginia have approximately $150 million in deposits, while the First Community Bank branches have approximately $130 million in deposits. The agreement calls for each side to pay the other a deposit premium based on a scale of deposit account types.

As it relates to loans, subject to each bank’s due diligence and the automatic exclusion of adversely classified loans, all of First Bank’s performing loans located at its Virginia branches will transfer to First Community Bank, and a like amount of First Community Bank’s loans located at the six branches in North Carolina will transfer to First Bank. It is currently estimated that the amount of loans that will be transferred between the two banks will be up to $175 million, with all loans being transferred at par value. The agreement also calls for each bank’s branch premises to be transferred at carrying value.

Richard Moore, Chief Executive Officer of First Bancorp, commented, “Through this exchange, both banks achieve further concentration of banking operations in their respective core operating markets. Additionally, this transaction complements recent investments by our bank in the Triad and Charlotte-Metro Regions. First Community Bank is a community bank much like First Bank, and our customers will be in good hands.”

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First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina with total assets of approximately $3.4 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 88 branches, with 75 branches operating in North Carolina, 6 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 7 branches in Virginia (Abingdon, Blacksburg, Christiansburg, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Charlotte, North Carolina and Greenville, North Carolina. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.